Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Event Date/Time: Oct. 07. 2008 / 10:00AM ET

FINAL TRANSCRIPT

Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Dan Smith

Acuity Brands, Inc. - VP, Treasurer

Vern Nagel

Acuity Brands, Inc. - Chairman, CEO, President

Ricky Reece

Acuity Brands, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Matt McCall

BB&T Capital Markets - Analyst

Christopher Glynn

Oppenheimer - Analyst

Glen Wortman

Sidoti & Co - Analyst

Peter Lisnic

Robert W Baird - Analyst

Mike Meek

Atlantic Investments - Analyst

Steve Searle

Conning Asset Management - Analyst

Fatish Aciveo

KSA Capital Partners - Analyst

PRESENTATION

Operator

Good morning and welcome to the Acuity Brands 2008 fourth quarter financial conference call. After today’s presentation, there will be a formal question-and-answer session. (OPERATOR INSTRUCTIONS). Today’s conference is being recorded. If you have any objections, you may disconnect at this time. Now I would like to introduce Mr. Dan Smith, Vice President, Treasurer and Secretary of Acuity Brands. Sir, you may begin.

Dan Smith - Acuity Brands, Inc. - VP, Treasurer

Thank you. Good morning. With me today to discuss our fourth quarter and full year results are Vern Nagel, our Chairman, President and Chief Executive Officer, and Ricky Reece, our Executive Vice President and Chief Financial Officer. We are webcasting today’s conference call at www.AcuityBrands.com.

During today’s call, we may refer to certain non-GAAP measures. Please refer to today’s press release, which contains a reconciliation table of these non-GAAP measures to the appropriate GAAP measures. I would like to remind everyone that during this call we may make projections or forward-looking statements regarding future events or future financial performance of the company. Such statements involve risk and uncertainties such that actual results may differ materially. Please refer to our most recent 10-K and 10-Q SEC filings in today’s press release, which identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

Now, let me turn this call over to Vern Nagel.

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Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Thank you, Dan. Good morning everyone. Ricky and I would like to make a few comments and then we will answer your questions.

First, on behalf of our associates worldwide, I’m again pleased to announce record earnings for both our fourth quarter and full year 2008. 2008 was another outstanding year for Acuity Brands. In fact, we again exceeded all of our longer term financial targets. In addition to our record results, we achieved great success in a number of strategic priorities, including accelerating programs to introduce new, more energy efficient products and services, enhanced customer service, expanded to new markets and improved productivity, as well as the spinoff of our chemical business. These accomplishments will better position the company strategically to produce upper quartile results more consistently. Also, this is our 14th quarter in a row of record operating profit, operating profit margin and diluted earnings per share from continuing operations. A great accomplishment, considering the number of significant challenges we faced this quarter.

I know many of you you have already seen our results and Ricky will provide more detail later in this call but I would like to make a few comments on key highlights. First, for the fourth quarter. Net sales for the quarter were $523 million, down 3% compared with the year-ago period. Operating profit was $73.7 million, up 6%, while margins were 14.1%, up 120 basis points to an all-time high. Diluted earnings per share from continuing operations was $1.02, up more than 5% from the year-ago period. For the full year in 2008, net sales at Acuity Brands Lighting exceeded $2 billion for the first time, up more than 3% from 2007. Consolidated operating profit margins, excluding the special charge in the first quarter following the spinoff of Zep, were 13.6, exceeding 13% for the first time ever for a full year. Adjusted income from continuing operations excluding the special charge was almost $158 million, up approximately 27% from 2007. And adjusted diluted earnings per share from continuing operations, excluding the special charge, were $3.78, up 34%.

We are pleased to report we generated almost $222 million in cash flow from operations in 2008, a record. This was up more than 6% over 2007. Our free cash flow exceeded net income for the sixth time in the last seven years, a key metric for us. Our cash balance was almost $300 million at the end of August, up more than $83 million or almost 40% from the end of August last year. In addition, our consolidated cash flow return on investment expanded 620 basis points to over 30%, an all-time high.

Looking beyond our financial results to our operational improvements, we made great progress in four key areas of strategic focus. Customer service, pricing and margin management, product portfolio expansion, including significant additions to our stable of sustainable and energy efficient products, and company-wide productivity, All of which contributed to our record financial performance in 2008. Throughout most of the year, we enjoyed growth in net sales, particularly in targeted sectors and geographies of the construction market. Our growth was driven primarily by our focus on disciplined pricing, the continued introduction of and demand for our sustainable and highly energy efficient products and our enhanced customer service. The growth in 2008 was even more notable, given the continued decline in construction activity in the residential housing market, along with the pronounced slowdown in new store construction in the retail sector due to curtailed consumer spending. While it is impossible for us to know the precise impact that declining demand associated with these two important sectors had on our net sales, we believe this weakness reduced our total net sales by more than 5% in the fourth quarter of 2008, compared with the year-ago period. The fourth quarter was our first quarter with reduced sales compared with the year-ago period, reflecting the extraordinary challenges in these sectors of the construction market.

For the full year, we estimate the impact of declines associated with the residential housing market and new store construction for certain retailers reduced our net sales by almost 3% or more than $50 million in 2008. For the fourth quarter, if one excludes the estimated impact of the decline associated with both the residential housing market and new store construction for retail, we believe our net sales grew more than 2% in other areas of the non-residential market. While it is impossible again to calculate precisely the impact of our pricing actions, product mix and unit volume growth, we believe pricing and product mix more than offset about a 1% decline in unit volume. The decline in unit volume in the fourth quarter which was pronounced in a few key geographies, particularly the Midwest, where the economy is particularly weak, was mostly offset by steady growth in a number of other areas in North America.

I will talk more about our future growth strategies and expectations for the construction market later in the call. From a profitability perspective, we delivered excellent results driven by the execution of our strategies to be the innovative leader in new energy efficient lighting fixture products, expand our presence in key channels and new markets, improve our service, drive productivity gains and maintained our disciplined approach to pricing. For each quarter in the year, including the fourth quarter, we posted record period over period results for operating profit, margin and diluted earnings per share from Continuing Operations. Our results in the fourth quarter were even more notable, given the decline in net sales, and that we absorbed over $5 million in additional costs for steel and fuel in the quarter. We estimate that steel costs shot up more than 40% in the quarter, the magnitude and speed of the increase were unprecedented, and will continue to impact us in 2009. While we reacted immediately, implementing price increases ranging from 5 to 10%, effective the end of August, there was no opportunity to realize the benefit of this pricing action and offset any of these cost increases within the quarter.

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Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

In spite of these challenges, operating profit margin for the fourth quarter was 14.1%, and adjusted operating profit margin was 13.6% for the full year, excluding the impact of the special charge. Both period records went up 120 and 260 basis points respectively over the year-ago period. Looking at our fourth quarter results from another perspective, we generated $4.2 million of incremental operating profit on a decrease in net sales of almost $18 million, while absorbing approximately $5 million in additional cost for raw material and fuel, and continuing to make incremental investments in key programs as part of our strategic growth plan. While our financial results were strong, economic uncertainty and market volatility accelerated throughout the world, particularly in the fourth quarter, impacting the many markets we serve.

Given this level of economic uncertainty, nut truly sensing an opportunity to expand our industry-leading franchise, both through organic growth as well as targeted acquisitions, we announced today the acceleration of our ongoing efforts to streamline the organization to provide greater value to our key stakeholders. These streamlining actions include the consolidation of certain manufacturing facilities and the reduction of overhead. These actions will allow us to better leverage our supply chain capabilities, more effectively deploy capital and resources into higher growth areas and accelerate and increase the funding of future product development and expansion into new markets, particularly relight, which has huge growth potential. Also, these actions will free up additional resources to invest through acquisitions in exciting growth areas within the lighting industry. Upon completion of the planned plant consolidations, which are scheduled to be finished by our fiscal fourth quarter of 2009, we expect to realize annualized savings of more than $36 million.

While it is never easy to impact the lives of people through consolidation, we feel it is necessary, particularly during this period of uncertainty, to be proactive in order to more aggressively pursue emerging opportunities, use our considerable resources to expand our market position, and better serve our customers. Ricky will provide more detail on these actions. I would like to now turn the call over to Ricky to make a few brief comments on our overall financial performance before I make some remarks regarding our strategic plans and our outlook for 2009. Ricky?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Thank you, Vern and good morning everyone. Vern previously discussed key highlights of our results so I’ll not repeat that information. However, I will touch on a few additional items regarding our fourth quarter results.

Gross profit for the fourth quarter was $212.4 million, or 40.6% of sales. This gross profit margin reflects an increase of 170 basis points, compared with the year-ago period. This improvement in gross profit is after overcoming the challenges of unprecedented increases in raw material and freight costs. This margin improvement reflects the benefits we are realizing from our pricing discipline, richer mix of products sold and productivity gains. Selling, distribution and administrative costs were $138.7 million in the quarter ended August 31, 2008, a reduction of $2 million compared with $140.6 million in the prior year period.

This reduced cost reflects the benefits from simplification of our administrative structure, as a result of the spinoff of Zep, and tight management of discretionary expenses, partially offset by increased commission expense, due to higher commission rates paid on the richer mix of products as well as the investments we are making in our business to drive profitable growth which Vern previously discussed. As a percent of sales, operating expense for the quarter was 26.5%, compared to 26% in the prior year. This 50 basis point increase reflects the impact of the higher commission rates, and the strategic investments.

I will next spend a minute discussing items in the fourth quarter below the operating earnings line. First, net interest expense in the fourth quarter increased $400,000 to $7.1 million from the year-ago period, primarily due to lower interest income as a result of lower short-term interest rates. Second, other expenses related to the impact of exchange rates on foreign currency transactions and gain and losses on the sale of fixed assets, resulted in a pretax unfavorable swing of $2.1 million between this quarter and last year. Lastly, the income tax rate increased in the quarter to 36.5%, compared with 33.4% for the fourth quarter of 2007. This increase was due to taxes associated with the repatriation of foreign cash and increases in state income taxes.

We enjoyed strong cash flow generation in the quarter with cash flow from operations in excess of $111 million, an increase of more than 18% compared with the prior year period. Our overall trade cycle days ended the year at 30 days, a three day reduction from the end of last year. Operating working capital as a percent of sales was approximately 10%, which is a further indication of the improvements we are making in our supply chain and transaction processes. For the fiscal year, we generated cash flow from operations of approximately $222 million, and received a dividend from Zep related to the spinoff of approximately $58 million.

Capital expenditures and acquisitions consumed about $30 million of cash for the year. We returned a significant portion of this free cash flow to shareholders in the form of dividends of $22.5 million, and the repurchase of 3.6 million shares for $155.7 million. We continue to maintain

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Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

strong financial flexibility as reflected by our net debt-to-capital ratio, which was 10% at August 31st, 2008. From a liquidity standpoint, we have cash of $297 million, and availability under our revolving credit facility of $241 million as of August 31st, 2008. In addition, we continue to generate strong cash flow from operations. This is a very good place to be right now, with all the uncertainty in the financial markets.

I will conclude my prepared remarks with some additional information regarding our planned streamlining actions. As a result of these planned actions, we expect to record a pretax cash charge of approximately $17 million in the first quarter of fiscal 2009. We also expect to record an additional non-cash charge for the impairment of assets related to the consolidation of manufacturing facilities. However, the amount of such charge has not yet been determined. The cash charge consists primarily of severance to the approximately 800 people directly affected by these actions and will be paid out throughout much of fiscal year 2009. Regarding the benefits from these actions, as Vern said previously, we expect to realize approximately $36 million in annual savings once the actions are fully implemented. For fiscal year 2009, we expect to realize savings of approximately $23 million, which is net of approximately $2.5 million in additional period costs that we will incur in the first two fiscal quarters of 2009 related to the planned actions that in accordance with the accounting rules we are not able to include in the charge. Of the fiscal year 2009 savings of $23 million, approximately three-quarters or $18 million will be realized in the second half of the fiscal year, as the plant consolidations are fully implemented.

Thank you and I’ll now turn the call back to Vern.

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Thank you, Ricky. As we look forward we continue to see challenges but more importantly, opportunities. Clearly, economies worldwide are in a state of flux with uncertainty comes great volatility. Some economists suggest we are in a recession. Of course, time will tell. What we do know is key indicators for our traditional markets, both residential and non-residential construction, are signaling a decline in available market in 2009.

All the data we see shows the economy in the United States and the many other parts of the world experiencing a slowdown due to political uncertainties, the disruption in the housing and financial markets, and higher commodity prices. Clearly, it is impossible to know the precise effect these items could have on the future growth rate of the construction markets, or for how long into the future these conditions may prevail. But it is clear, those factors which influence the future growth rate of new construction including the future vitality of the economy, job creation, consumer sentiment, occupancy rates and the availability of capital are all in a current state of flux around signaling slower growth ahead or in some markets continuing declines in demand. This information is all widely known. All this seems to support the forecast by independent third parties that unit volume for construction put in place in the non-residential construction market could be down mid-to upper single digit percentages in 2009 compared with 2008. Additionally, housing starts, which were down 30% in our fiscal 2008, are expected to decline again in 2009, albeit at a slower pace.

So, the two key questions many shareholders may have are how will Acuity Brands perform in this environment? And most importantly, what are our strategies to drive profitable growth? Given these uncertain and volatile economic and market conditions, we would like to share with you a few key observations. First, we expect the current uncertainty and volatility to persist for the foreseeable future, impacting our key markets in 2009, particularly housing and new store construction for large retailers. It seems logical that overall construction activity will be down in fiscal 2009 as predicted by many economists and independent forecasting entities. Second, we expect material costs to continue to be high, particularly in the first half of fiscal 2009. Based on current pricing conditions, we could see our costs for raw materials, particularly steel and fuel and certain other components increasing mid single digits as a percentage of net sales. Obviously, these two factors will create significant headwind for all companies serving the new construction market in North America and Europe.

However, we see tremendous opportunity in this environment. And our strategy is to leverage our industry-leading products and market presence as well as our considerable financial strength to capitalize on those opportunities. So, our strategy to drive profitable growth in 2009 and beyond is to focus on the following four key areas. Customer service, organizational productivity, new and innovative and energy-efficient products, and expansion into new markets, particularly renovation and relight. These four areas have been to varying degrees key elements of our strategy for the last few years, yielding growth and upper quartile financial performance and we expect that to continue.

First, with regard to customer service and productivity, I cannot stress enough the positive impact our focused approach on providing customers with the very best value in the marketplace has had on our performance over the last three years. This has been due to a combination of innovative products, great quality, superior delivery and competitive pricing. Further, we continue to better align our organization in a manner which accelerates our continuous improvements efforts in these critical areas of focus. Additionally, we believe the acceleration of our streamlining actions will allow us to enhance efficiencies while continuing to provide our customers with superior value. Our efforts in these areas have proven to be a winning formula for us.

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Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Second, we have consistently stated over the last three years that a key driver in the improvement of our profitability has been the introduction of new products and a better mix of products sold. New, innovative and highly energy efficient products that provide a superior lighting experience will continue to be key to our future success. In that regard, we intend to introduce more new products in 2009 than we have during any previous year in our company’s long history, enhancing our industry’s leading position. While these products will positively impact or 2009 results, particularly in the second half, they will have a meaningful impact on 2010 and beyond.

Third, we intend to accelerate our expansion into new markets, including New York City and renovation and relight as well as enhance our value proposition targeted at more traditional segments of the market to better serve the needs of our existing customer base. We made great progress in a number of these areas in 2008, setting the stage for even more success in 2009. Of particular note is relight which is a virtually untapped market. We continue to see great opportunity as high energy costs, the desire for better lighting and greater awareness of the need for more sustainable lighting solutions comes to the forefront of thinking by business and government leaders and building owners throughout the world. For Acuity Brands we feel we are positioned well to not only participate in this evolving industry, but to accelerate that change in growth by providing unique and innovative solutions to meet the needs of our growing customer base.

Today we offer a full array of products and services to meet the growing needs of the renovation and relight market, which some estimate to be in excess of $70 billion in size. We are encouraged by the traction we have already gained in these markets where we estimate that our revenues in 2008 exceeded $70 million. A key element of our growth strategy in 2009 is to accelerate our investment in these areas, both in terms of market coverage as well as new products and services. So what does all of this mean for Acuity Brands in 2009? While our company policy is not to give annual earnings guidance, instead focusing on those key strategic and tactical actions that can best help us achieve our long-term financial goals on a consistent basis, we do have the following observations which may provide you with insight into our focus for 2009.

As we noted in our press release, we expect our price increases in 2009 to offset raw material and other cost increases only. To be clear, the news reporting agencies picked it up incorrectly. We do expect to fully recover our cost increases by increasing our prices in 2009. We expect to continue to drive productivity in our business, as we have consistently done in the past, targeting 70 basis points or more of margin improvement on the base business, which as I noted above, some believe could be declining in 2009. Excluding the streamlining charge, we expect to realize $23 million or about 110 basis points of margin improvement on 2008 net sales from the streamlining efforts announced today. Which should enable us to meaningfully exceed our productivity target of 70 basis points or more of improvement in 2009. We expect unit volume in the new construction portion of the market to be down.

How much, we don’t know. But we are anticipating declines as forecasted by Dodge and other independent groups. However, we expect to drive additional revenue growth by expanding our presence in existing channels and geographies, entering new markets such as renovation and relight and accelerating our introduction of new products and services, which will be introduced at a record pace for us in 2009. Our hope is through these various growth initiatives we can partially offset the impact of the potentially contracting market. We have a demonstrated track record of successfully executing our strategies, the uncertainty and volatility currently in the marketplace make it a challenge to precisely quantify how successful we will be in achieving our goals in 2009. However, in summary, we believe the execution of our longer term strategies to focus on productivity improvement, accelerate investments in energy efficient products, expand market presence in key sectors such as renovation and relight market and enhance services to our customers will provide growth opportunities which will enable us to outperform the market in 2009.

Additionally, we believe these actions and the investments will position over the longer term to meet or exceed our financial goals, including expanding our annual operating margin by 70 basis points or more, earnings growth of 15% or more and cash flow generation in excess of our net income. As we look beyond the current environment because this too shall pass, we believe the lighting industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront. Lastly, we believe our past and future actions to create value for our customers, invest in our associates to be even more customer focused and productive and more effectively deploy our resources to generate greater returns for our shareholders should enhance the company’s opportunity to prosper over the long term. Our record results over the last 14 quarters support our focus and strategies.

Thank you, and with that, we will entertain any questions you have.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS). Our first question comes from Matt McCall with BB&T Capital Markets. Your line is open.

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Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Matt McCall - BB&T Capital Markets - Analyst

Thanks, good morning everybody.

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Hi, Matt.

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Good morning.

Matt McCall - BB&T Capital Markets - Analyst

If we look at the gross margin performance, I think last quarter you had talked about expectations of sequential pressure of up to 100 basis points and it sounded like the steel environment didn’t get any better. Help me understand how — I think you were flat sequentially versus Q3. Help me understand how that gap closed so quickly.

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Well, the fact of the matter is, we continued to drive sales of our new products and these new products obviously have features and benefits as well as price points that are interesting to the marketplace and so our mix of products sold continued to really be beneficial. As you know, we put a price increase in place in May and that had a positive impact on our results for the fourth quarter of this year, and I believe that as we look at our productivity and other areas of our business, our spend productivity as well as just being more efficient in our facilities, all of those served us well in the fourth quarter to help drive the kind of margin performance that you saw.

Matt McCall - BB&T Capital Markets - Analyst

Okay. Okay. The SG&A lining last quarter we talked about — I believe you referenced expectations for ‘09 dollars to be up about 3 to 4% and as you continue to invest in some of these initiatives, it sounds like the new products are going to continue to push your spending higher. Is that 3 to 4% spending number still a good number for ‘09?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

I don’t know that we in fact gave that kind of indication. I would say that from a salary perspective, as you obviously know, we have taken a number of actions with our streamlining program to really get at our spending and to better understand how we do some of these things and really to drive investment in new products and in expansion of newer markets. So from our perspective, I think it’s best that you focus on our overall margin in some of the areas that we’re suggesting to get a better insight into what that’s going to look like.

Matt McCall - BB&T Capital Markets - Analyst

Okay. Okay. Then on the consolidation side, it sounds like you’re talking only about manufacturing facilities. Opportunities beyond that, the distribution structure I think you referenced in the past. Any further opportunities that could show up in ‘09?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Matt, our team, our entire team continues to do in my view just an outstanding job of driving productivity and efficiencies into the organization. We continue to look throughout the company for ways that we can improve and enhance those capabilities. We are very aggressively investing in

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Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

new product development, market expansion, and so I would be reluctant to say at this point in time that tackling more than what we have on our plate right now is going to happen. But I think that we have proven over the last three years that we are committed to continuous improvement. The programs and plans and education that we have in place for our employees are paying off. They’re paying off not just in terms of greater productivity, but greater opportunities for our customers. Again, I can’t say enough how our customer service and our quality of our products has improved, allowing us to win more frequently in the marketplace and to drive better pricing. So we’re going to tackle this streamlining — these streamlining actions now, and we’ll continue to see what that affords us in the future.

Matt McCall - BB&T Capital Markets - Analyst

Okay. And then one final one, Vern. You talked about expectations of outperforming the market in 2009 and I just wanted to clarify, in the release you say if one were to assume flat unit volume with the unit volume I’m making sure I’m thinking about the apples-to-apples unit volume here. You’re talking about non-res construction down mid-to high single digits, residential construction still down but maybe not as bad as last year but is that meant to be kind of a guidance range if we assume flat unit volume, is that your expectation for next year?

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

No, let’s be clear. What we were attempting to do was give shareholders and you a sense of what our expectation of raw material costs could do and how it would impact potentially our financial performance. So what we were trying to do is say if one were to assume flat unit volume growth, and were you to look at our cost increases for steel and fuel and other certain components, we were estimating a mid-single digit increase on that. When you imagine that we believe we will through our pricing actions be able to fully recapture those cost increases, but not more than that, we think that the marketplace will be competitive and not allow capturing more than our cost increases. We wanted you to be able to understand and do your own math on what that impact would have on gross — excuse me, on our operating profit margins because you’re increasing the top line through price increase, but you’re getting virtually no bottom line improvements so your margins will decline by some amount. We just wanted to be very clear on that.

When it comes to the top line, the actual top line, as I said in here, we are focused — we’re assuming that these forecasters have it right. But we don’t know. So we’re anticipating that unit volume will be down in 2009 on the base business, but it’s our expectation through these other initiatives that we’re going to work and focus on how do we offset that. Now, whether we’re able to offset it all or not, we don’t know. But we think that the programs that we have in place are well-targeted to helping us grow our revenue base in those areas at an accelerated pace. So what does all that look like at the end of the year? It really depends on your assumption of where you think the base business is going to go in 2009.

Matt McCall - BB&T Capital Markets - Analyst

Okay. Thank you. That was helpful. Thank you.

Operator

Our next question comes from Christopher Glynn from Oppenheimer. Your line is open.

Christopher Glynn - Oppenheimer - Analyst

Thanks. Good morning.

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Hi, Chris.

Christopher Glynn - Oppenheimer - Analyst

Just to be clear, in the press release and in the comments you referenced the longer term goals including the 15% EPS growth. Does ‘09 fall into the bucket or is it strictly restating the longer term goals with no explicit relevance to ‘09?

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Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

It is stating our longer term goals. Our expectation is is that the efforts and the focus that we have internally is that we expect to outperform the market. Don’t quite know what that market is going to look like, but as you know, Chris, we have been very focused on internal improvements, redirecting those resources into new product development, very excited about our plans for 2009 in that regard. We are making strong in-roads into new markets such as New York City. The relight market, we’ve disclosed for the first time what our revenues look like in that space. It’s difficult to — because we’re just now establishing a baseline, but difficult to compare it to what it was like in 2006. We believe that we’ve had had very significant growth in that space and we expect to have very significant growth in 2009 there. But what is that precisely going to look like? We still are trying to understand the sales cycle, still trying to understand how aggressively we can penetrate this market. We are making considerable investment in people. As well as training to go after this market and so how fast can we grow that to help offset some of these other areas? Time will tell in that, frankly.

Christopher Glynn - Oppenheimer - Analyst

Okay. And then on just some of the movements around the operating margin, you have the 70 basis points longer term goal, I think 110 from the new streamlining charge and then some remainder, maybe 6 or 7 million from the streamlining you did in the first quarter, as well as the drag from raws. I mean, are those all additive? What’s the subset? I guess the 110, that’s inclusive of the 70, not additional?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Correct.

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

That is correct.

Christopher Glynn - Oppenheimer - Analyst

Okay.

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

That is correct. You’re thinking about it exactly correct, what we try to do is give through our press release and our comments insight as to what our focus is. I think that the wild card for any investor is to have their own assumption about where these markets are going to go. But we are very committed to targeting growth in areas and we are very committed to driving productivity that we can deploy back into the business in the form of new products for customers, better service and better capability.

Christopher Glynn - Oppenheimer - Analyst

Okay. So the pieces that you’re looking at for the margin build are the 110 plus the realization of the first quarter ‘08 streamlining plus the raw’s impact.

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Yes.

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Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Christopher Glynn - Oppenheimer - Analyst

All right. And then on the — you cite renovation a lot. Historically we’ve talked about relighting as a new market opportunity and renovation haven’t really called that out before. I think it’s been thought of as more of a traditional market. What brings that out to the forefront today?

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Well, renovation has always occurred and usually it’s occurred when you have a typical change-out of a lessee and so when someone new moves into a commercial space, typically the lessor will provide them with some type of build-out allowance. We believe that the relight market represents an opportunity where existing owners and occupiers of this space now represent an opportunity to go in and say, let’s proactively change out your lighting to provide you with better lighting, more energy efficient products, saving you energy and helping you meet your goals in terms of your own sustainability objectives. So we believe that proactively targeting companies that fit this bill is just a huge untapped market.

So what you’re doing is you’re going in and knocking on their door and you’re saying here is why you ought to consider relighting your space. And for us, what we wanted to do was give insight for the first time as to what we think our revenues into that renovation and relight market look like. It’s a baseline and we’ll see just how fast we can penetrate that market and develop that market. We have ramped up our capabilities through our SAERIS business unit in terms of people and capability to provide turn key solutions into that market so customers who believe that it’s appropriate for them to relight their space, we have the ability to provide to them full turnkey solutions with our distribution partners, with our agents, with our many folks that are helping us target this market.

Christopher Glynn - Oppenheimer - Analyst

Thanks for that. Just lastly, how are you thinking about any risks associated to customer service through the streamlining efforts?

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Very good question. I believe that our organization is extremely focused on not only maintaining but improving our customer service capabilities. Much of what we are doing here, vis-a-vis the streamlining actions, really are not involving customer facing or direct customer facing activities. Obviously, the plant consolidations are an issue and making sure that we do those effectively is critical to us continuing to maintain a very high level of customer service. We believe that the plans that we have in place will allow us to do this in a streamless or seamless fashion.

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Maybe a little bit of additional comment on that. Some of the opportunities that we are seeing and taking advantage of in this streamlining is the automation that we’ve continued to put throughout the business, many of you are aware we’ve been putting Oracle in. We now have pretty much got Oracle in all of the facilities and that’s enabling us to take advantage of streamlining some of the transactional processes that are less cumbersome now than they were when we were operating Multiple Systems. We also have put a fair amount of technology in place with our supply chain as well as with our channel partners that are enabling us to be a lot more efficient in managing those people intensive transactions. So we’re certainly leveraging some of the investments we made and are continuing to make in technology that are enabling us to take advantage of some of the efficiencies that brings.

Christopher Glynn - Oppenheimer - Analyst

Okay. Thanks very much.

Operator

Our next question comes from Glen Wortman from Sidoti. Your line is open.

Glen Wortman - Sidoti & Co - Analyst

Good morning, everyone.

FINAL TRANSCRIPT

Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Good morning, Glen.

Glen Wortman - Sidoti & Co - Analyst

Can you guys just comment on get a little more specific on your intentions with the large cash position?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Yeah, our initial thoughts continue to be to use that cash when the $160 million of public debt becomes due early next calendar year, comes due on February 1st of 2009. So we are looking to go ahead and pay that off. We, as Vern commented, are seeing opportunities to invest in the business, both in organic growth through product development as well as some of the servicing capabilities but also seeing opportunities through acquisitions to utilize the cash in that area as well. And then lastly, we have been using the cash for dividends and stock buybacks and that will certainly be something we will consider as well as the right opportunities present themselves. So deleveraging, growing the business, both organically as well as acquisitions, and then returning to shareholders in dividends and stock buybacks.

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Glen, this is Vern. I would also add that we are in a very strong position from a financial perspective to execute over our strategies as Ricky is describing. While no one enjoys this type of market, we think it’s an opportunity for great companies to take advantage of markets like this, to extend and expand their market share to better serve their customers. We intend to use not only our capabilities as an organization, but our financial capabilities in this time period, to really, again, extend out our franchise.

Glen Wortman - Sidoti & Co - Analyst

Thank you.

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

And we’re fortunate — I was just going to say and we’re north fortunate to be in that situation.

Glen Wortman - Sidoti & Co - Analyst

Absolutely. Just also, with respect to the August price increase, so the early indications are that you’ll probably — I know it was an announcement for about 5 to 10%, so you’re expecting to realize maybe about 5% of that or what are you looking at?

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

It really depends on the products and what type of products. Obviously, that price increase was driven significantly or primarily around the steel cost and fuel cost increases. Steel, during the fourth quarter, our fourth quarter of 2008, increased literally 100% over the fourth quarter of 2007. And so if you imagine that we’re using north of 50 million pounds of steel a quarter, that just has a huge impact on us. So for us, the price increase and we want to be very clear about it, the price increase we believe will offset our cost increases in these and other areas. But that’s probably about it, given where the market is, but we think that’s a pretty significant event in and of itself.

Glen Wortman - Sidoti & Co - Analyst

Thank you very much, guys.

FINAL TRANSCRIPT

Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Thank you.

Operator

Next question comes from Peter Lisnic with Robert Baird. Your line is open.

Peter Lisnic - Robert W Baird - Analyst

Good morning, everyone.

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Good morning, how are you?

Peter Lisnic - Robert W Baird - Analyst

Good, how are you? Vern, I was wondering if you could maybe talk about free cash flow a little bit more in terms of ‘09, should we expect to see the same sort of conversion rate, if you will?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Well, our objective continues to be — it’s a long-term goal — that our cash flow, so that’s cash flow from operations, minus capital expenditures, will exceed our net income. We’ve done that for six out of the last seven years and we are very focused on continuing to drive our cash flow. It’s highlighted I think even more particularly, given this environment, where, again, we see opportunities to use our financial strength to enhance our franchise.

Peter Lisnic - Robert W Baird - Analyst

Okay. And then just on the materials cost side, with the pressure that you saw in the fourth quarter, it looked like at least in some cases steel costs have come down. Have you built any of the declines into your forecast or expectations for next year?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Well, unfortunately I too have read the newspapers. But I see what the invoices look like from our vendors and they don’t reflect that decline. So at this stage, we are still seeing our costs at a very high level. Diesel fuel for us went up — I mean, just between quarters, I mean, third quarter to this quarter, diesel fuel was up 11%. I mean, that increase from the third quarter, the fourth quarter cost us a half a million dollars. So we’re not at this point in time anticipating pricing coming down. If it happens, then of course we will respond to that.

Peter Lisnic - Robert W Baird - Analyst

Okay. Fair enough. And then third question for you, in terms of the $70 million that you’re so far realizing from the retrofit market, if you will, can you give us a sense as to where the early penetration has been and where the biggest opportunities are and what you’re doing to address those opportunities?

FINAL TRANSCRIPT

Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Yeah, to be clear, we are not a strong player in the retrofit market. We are a player in the renovation and relight market. Retrofit is someone that would come in and change out a ballast in a lamp, as least that’s how we define it. We are far more focused on how do we provide [ESCOs] and our own capabilities with lighting products that will allow them to relight the space, to renovate the space. Our focus has been, at least internally, providing these capabilities to a lot of the retail space, where folks there have great cash flows but same store sales are declining so they’re looking how do they improve their profitability. We think that relight really provides them with an opportunity to, again, not only have better lighting, which is really a key, but also to enjoy the energy savings while really driving their own sustainability goals.

We have just a plethora of product that we are providing to folks, ESCOs in the marketplace, capabilities that allow them to very effectively create a value proposition around relight projects. So we’re seeing it in a number of areas. The good news is that our agents in the commercial and industrial space are ramping up their investments, separately identifying these opportunities and separately identifying resources against them. We have a number of distribution channel partners that are aggressively investing in the relight market, along with us. So just how aggressively can we grow this will depend, but I will tell you that there is considerable focus on this space by people who really know how to do it.

Peter Lisnic - Robert W Baird - Analyst

It sounds like it’s mostly businesses that are relatively cash rich that the current credit crisis or issues that we’re going to at the margin doesn’t have that big of an impact, is that safe to say this early in the point in the cycle?

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

I would say that the clients that we are dealing with are large, major organizations. As we look at REITs and things of that nature, people that own office spaces, a lot of these things are of benefit to them and usually the price points that these projects happen to be at are I think very well within people’s operating budgets and are not really going to put huge strains on them. And also when you imagine you have someone that has a very large national footprint, what they’re going to do as they relight their spaces, they’re going to target those areas where energy costs are particularly high. And as energy costs in areas that are now artificially low, as those caps come off, you’ll do it in stages. So the paybacks are quite attractive in some of these areas where energy costs are high and that’s where you’re seeing the renovation and relight opportunities flourish.

Peter Lisnic - Robert W Baird - Analyst

Okay. And then last question. We can obviously build our models and kind of read the papers and all that but I’m sort of wondering, you mentioned the dodge forecast and the industry forecast and all that, but what is your gut telling you about the next call it 12 to 18 months in terms of what you’re seeing from your customers and just how do you feel about the business going forward?

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Well, obviously we are — we have over 14 different channels and access points to market in North America, another couple in Europe, and our people are in front of these customers every day. What we are hearing and what we’re seeing is that it’s very market, channel, sector, geography specific. I mean, if you look in the Midwest, where you take places like Detroit, and Milwaukee, we’re down in the 20 to 30% range because the markets are just down. But if you take other markets like Dallas, Phoenix and Vegas and some of these other places where we continue to see very solid growth, because of the value proposition that’s we have, so I think it really is very dependent upon which markets are you talking about and how fast can one fall while the other one gains.

I think the wild card also continues to be new product development. We continue to see very significant benefits from products that we introduce and the acceptance of these products. We are very excited about what 2009 represents in terms of not only products incorporating newer technologies such as LED, but even products that have improved features and benefits using traditional core lamp ballast technology, all very exciting. To me, how quickly can we accelerate the introduction of these products, the market acceptance of them will be a key in really determining how much we are able to offset a projected decline in the overall market.

Peter Lisnic - Robert W Baird - Analyst

Okay. That’s all I had. Thank you for providing the color.

FINAL TRANSCRIPT

Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Thank you.

Operator

Next question comes from Mike Meek with Atlantic Investment. Your line is open.

Mike Meek - Atlantic Investments - Analyst

Hi, good morning.

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Good morning, Mike.

Mike Meek - Atlantic Investments - Analyst

Most of my questions have been asked and answered. Just one quick macro follow-up. Obviously there’s been a ton of headlines over the last couple weeks about the commercial paper market seizing up. Have you guys seen any impact from that in your business in terms of people canceling orders or maybe the offhand distributor maybe in financial distress or anything of that sort?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Virtually — from a distributor perspective, virtually all of the distributors that we deal with are very strong financially. I mean, the who’s who list of distributors in North America. So we feel pretty good about their position. Obviously, we monitor that very, very carefully. When it comes to cancellations, then I’ll refer if you will to our agency force and what we’re hearing is, again, it’s very market dependent. We are hearing some situations where folks have taken delay as they secure financing or look at the economics of that. But we really haven’t seen, if you will, any significant cancellation of business. I think the good news is that we’re pretty diversified in that arena. When I look at our job business, we actually had very nice growth in the fourth quarter. And one could say that they’re finishing out these projects. But again, it’s very balanced between large, medium and small float type projects.

Mike Meek - Atlantic Investments - Analyst

Great. Thank you.

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Thank you.

Operator

Next question comes from Steve Searle with Conning Asset Management. Your line is open.

Steve Searle - Conning Asset Management - Analyst

Good morning.

FINAL TRANSCRIPT

Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

Good morning, Steve.

Steve Searle - Conning Asset Management - Analyst

With your current plans to pay off your debt out of cash in February ‘09, you’ll be arguably pretty underleveraged. Would you expect to add debt back to your capital structure longer term through acquisitions or share repurchases or other activity?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

We have — your point’s obviously accurate, that after that payoff with the cash that we’re likely to have, we could be in a net positive cash situation. The $200 million that becomes due in August 2010 we probably would be looking, although that’s a ways out and we’ll have to see what the environment and all is like, but we probably would be looking at refinancing that and using that cash as well as our cash flow to reinvest in our profitable growth strategies and our share repurchases at some point the capital structure would be more efficient with some leverage. We target a 30%, 30 to 40% total debt-to-cap kind of a ratio. We want to maintain our investment grade rating so we’re sensitive to that, such that the markets will be available to us when opportunities present themselves, since the investment grade markets tend to be a lot more stable than the non-investment grade. So we would look to increase leverage when the opportunities present themselves to create value for the shareholders by investing that money.

Steve Searle - Conning Asset Management - Analyst

Okay. Thank you.

Operator

Our next question comes from with [Fatish Aciveo] with KSA Capital Partners. Your line is open.

Fatish Aciveo - KSA Capital Partners - Analyst

Yes, just wanted to clarify this $2.1 million pretax change that you referred to, how much of that was in the fourth quarter?

Ricky Reece - Acuity Brands, Inc. - SVP, CFO

That is the fourth quarter’s swing those items, fourth quarter this year versus last year in these non-operating items, primarily transactions, foreign currency transaction where we had a gain last year and a loss this year and similarly on sale of fixed assets, we went from a gain last year to a loss this year in the quarter. So that’s a quarter swing.

Fatish Aciveo - KSA Capital Partners - Analyst

Okay. Great. Thank you.

Operator

At this time, there is no further questions. I’d like to turn the meeting back over to Mr. Vernon Nagel for the closing remarks.

FINAL TRANSCRIPT

Oct. 07. 2008 / 10:00AM ET, AYI - Q4 2008 Acuity Brands, Inc. Earnings Conference Call

Vern Nagel - Acuity Brands, Inc. - Chairman, CEO, President

Thank you for your time this morning. We understand the current environment is unsettling. However, we strongly believe we are focusing on the right objectives, deploying the proper strategies and driving the organization to succeed in critical areas that will, over the longer term, deliver on the expectations of our key stakeholders. Our future is bright. Thank you for your support.

Operator

This will conclude today’s conference call. You may now disconnect.